UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                            -------------------------


       Date of Report (Date of earliest event reported): December 18, 2003


                              ADZONE RESEARCH, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                       0-28717                   88-0420405
(State or other Jurisdiction       (Commission File            IRS Employer
   of Incorporation)                    Number)              Identification No.)


              4062-80 Grumman Boulevard, Calverton, New York 11933 (Address of principal executive offices, including zip code)


                                 (631) 369-1100
                         (Registrant's telephone number)
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ITEM 5. OTHER EVENTS.

AdZone Research, Inc. a pioneering Internet surveillance technology solutions provider, today announced that its Chairman & CEO, Charles A. Cardona, today responded to numerous shareholders about the company's prospects for the year ahead. He also outlined the evolving state of new and potential contracts, and the company's strategic partnerships, both current and those not yet announced. A summary of his responses to them is detailed below:

We are very grateful to all our shareholders, not only for their patience but for their continued expressions of support, and their growing knowledge of the importance of our work on both a global and national basis," Cardona said.

"As you all can anticipate, there is much activity expected in 2004, starting in the first quarter of the new year. At present, we are awaiting the continuation of the current co-development program underway with a major defense contractor. They have made very clear to AdZone that this is their 'first priority,' as it relates to new projects in the intelligence arena. And, they have requested a significant increase for their 2004 budget.

"As well, we are in the due diligence process with another defense contractor, not yet formally identified, that has already received an award from its major government agency client, as opposed to being in the development stage. This process is necessary so as to phase in any new subcontractors, whereby novel technology can be properly evaluated and fully exploited. Therefore, since we have already been identified as a subcontractor in the award process by this company, we anticipate a Phase I pilot commitment sometime in the first quarter of 2004, followed by a full-blown deployment around the middle of the year," the CEO reported.

"Additionally, this particular contractor conducts business with a number of larger and smaller intelligence entities, each potentially representing an additional contract, and it anticipates integration into more than one over the next 12 months.

"We are also negotiating with a contractor who happens to be the prime supplier to one of the largest security agencies. This is independent of the efforts mentioned above but, because of the nature of this particular organization, may take until the middle of the new year to be confirmed.

"Additionally," Cardona said, "one of our three already announced strategic partners has started to become engaged in specific projects that could incorporate NetGet(tm) into their projects, both current and future. As such, we have already been advised of a major briefing in mid-January and eagerly anticipate learning more at that time.

"However, the key point, in terms of these defense contractors, is that the 'majors' just started receiving funds in October, and many are only getting word about their levels now. As such, we are truly at the mercy of these larger entities confirming their funding, and then going through their 'transition' stage before they can contract with us.

"The good news is these entities are starting to engage us," Cardona continued, "and, although the above gives you a top-line of the activity underway, as you well know there is much brewing about which we still cannot discuss because of the classified nature of these activities.

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
"For instance, AdZone has been directly requested by specific departments within the U.S. military to provide detailed information on its NetGet technology. This evaluation process is in addition to the already discussed developments, and reflects a higher awareness among a wider security-focused marketplace than we had originally perceived."

The CEO said the company continues to actively seek additional funding opportunities, and has several proposals it is considering as the contract award process moves forward. "Our continued focus is that any such financing will be non-dilutive and non-toxic," Cardona said.

"As always, because of governmental and contractor restraints, as well as our own, we are not at liberty to discuss the scope or nature of such activities at this time, but anticipate being able to reveal all non-secret information as these events unfold," the CEO said from the company's headquarters here, in a secured facility that formerly housed major defense contractor Northrop Grumman Corporation, and earlier was used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center.

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at, http://www.adzoneresearch.com . An updated advisory on the company also is available at, http://www.barrowstreet.com .

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 18, 2003              ADZONE RESEARCH, INC.


                                      By: /s/ CHARLES CARDONA
                                         -----------------------
                                         Charles Cardona
                                         Chief Executive Officer

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